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                                                                    Exhibit 23.2

Consent of Independent Certified Public Accountants

   We have issued our reports dated February 8, 1999, accompanying the consolidated balance sheet as of December 31, 1998 and the related consolidated statements of operations, shareholder's equity and cash flows for each of the two years in the period ended December 31, 1998 and 1997, and schedules incorporated by reference in the Annual Report of Federal Realty Investment Trust on Form 10-K for the year ended December 31, 1999. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Federal Realty Investment Trust on Form S-3 (to be filed on or about March 12,
2001) and the use of our name as it appears under the caption "Experts."

GRANT THORNTON LLP

Washington, DC
March 9, 2001